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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

  Certification and Notice of Termination ofRegistration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number: 1-7273

                             ALLFIRST FINANCIAL INC.
             (Exact name of registrant as specified in its charter)

                              25 S. Charles Street
                            Baltimore, Maryland 21201
                                 (410) 244-4000

      (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                         Common Stock, without par value
            (Title of each class of securities covered by this form)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        X         Rule 12h-3(b)(1)(ii)
                         -----                                -----
Rule 12g-4(a)(1)(ii)                 Rule 12h-3(b)(2)(i)
                         -----                                -----
Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(ii)
                         -----                                -----
Rule 12g-4(a)(2)(ii)                 Rule 15-d(6)
                         -----                                -----
Rule 12h-3(b)(1)(i)        X
                         -----

     Approximate number of holders of record as of the certification or notice
date:    one (1)
      --------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Allfirst Financial Inc. has duly caused this certification/notice to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 24, 2003                       ALLFIRST FINANCIAL INC.


                                              By:  MAURICE J. CROWLEY
                                                   -----------------------------
                                                   Maurice J. Crowley
                                                   Executive Vice President